Exhibit 99.(m)

                   Plan of Distribution Pursuant to Rule 12b-1

             PLAN OF DISTRIBUTION AND SERVICE PURSUANT TO RULE 12B-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940
                              CONSECO SERIES TRUST

                                   MAY 1, 2001

                 PREAMBLE TO THE PLAN OF DISTRIBUTION & SERVICE

     The Conseco Series Trust ("Trust") is an open-end management investment company organized as a Massachusetts business trust, which offers the shares of its Portfolios (the "Portfolio" or "Portfolios") to certain life insurance companies ("Insurance Companies") for allocation to their separate accounts which have been established for the purpose of funding variable annuity
contracts  and  variable  life  insurance  policies   (collectively,   "Variable
Contracts"). The following Plan of Distribution and Service (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by the Trust for the shares of its Portfolios listed above ("Shares"). The Plan shall take effect on May 1, 2001, provided that it is first approved by the shareholders of each Portfolio of the Trust (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board"), including a majority of the Board who are not interested persons of the Trust and who have no
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direct  financial  interest in the  operation  of the Plan (the  "non-interested
Board members"), cast in person at a meeting called for the purpose of voting on such Plan. The Board's approval included a determination that in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Portfolio of the Trust and its shareholders.

                         PLAN OF DISTRIBUTION & SERVICE

     1. The Trust shall pay Conseco Equity Sales, Inc. ("Distributor"), permitted Insurance Companies or others, for distribution-related activities primarily intended to sell Shares or Variable Contracts offering Shares. Distribution-related payments made under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes,
preparing   and   distributing    sales   literature   and   related   expenses,
advertisements, education of Variable Contract owners or dealers and their representatives, trail commissions, and other distribution-related expenses, including a prorated portion of the overhead expenses of the Distributor or the Insurance Companies which are attributable to the distribution of these Variable Contracts. Distributor may undertake such activities directly or may compensate others for undertaking such activities. Payments made under the Plan may also be used to pay Insurance Companies, dealers or others for non-distribution services, including, among other things, responding to inquiries from owners of Variable Contracts regarding the Trust, printing and mailing Trust prospectuses and other shareholder communications to existing Variable Contract owners, direct communications with Variable Contract owners regarding Trust operations and Portfolio composition and performance, furnishing personal services or such other enhanced services as the Trust or a Variable Contract may require, or maintaining customer accounts and records. Agreements for the payment of fees to the Distributor, Insurance Companies or others shall be in a form that has been approved from time to time by the Board, including the non-interested Board members.

     2. The amount paid by the Trust shall be .25% per annum of the average daily net assets of the Trust's Shares in each Portfolio covered by this Plan of Distribution and Service. These payments shall be made quarterly by the Trust to Distributor, the Insurance Companies or others.

     3. Distributor, Insurance Companies or others shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it, to the Insurance Companies or others under the Plan. The Distributor, Insurance Companies or others shall furnish the Board with such other information as the Board may reasonably request in connection with the

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payments made under the Plan including those  distributions  or payments made to others by the recipient.

     4. The Plan shall continue in effect for a period of more than one year with respect to the Trust only so long as such continuance is specifically approved at least annually by a vote of the Board, including the non-interested Board members, cast in person at a meeting called for the purpose of voting on the Plan and its continuance.

     5. The Plan, and any agreements entered into pursuant to this Plan, may be terminated with respect to the Shares of the Trust (or any Portfolio thereof) at any time without penalty, by vote of a majority of the outstanding Shares of the Trust (or such Portfolio) or by vote of a majority of the non-interested Board members, on not more than sixty (60) days written notice, or by the Distributor on not more than sixty (60) days written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Management agreement between the Trust and the Trust's Adviser.

     6. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent by the Trust pursuant to Paragraph 2 hereof without approval by a majority of the outstanding Shares of each Portfolio affected thereby.

     7. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by a vote of the non-interested Board members case in person at a meeting called for the purpose of voting on any such amendment.

     8. So long as the Plan is in effect, the selection and nomination of the Trust's non-interested Board members shall be committed to the discretion of such non-interested Board members.

     9. This Plan is a compensation type plan of distribution. It does not require the Distributor or other recipient of payments to maintain any specific level of expenditures, nor is the Distributor or other recipient precluded from earning a profit. Nothing in this Plan limits the ability of the Distributor, the Portfolios' investment adviser, or others to utilize their own funds in connection with the promotion of sales of Portfolio shares.

     IN WITNESS WHEREOF, the Trust and Distributor have executed this Plan of Distribution and Service as of the day and year first above written.

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                                             CONSECO SERIES TRUST

                                             By:        /s/ MAXWELL E. BUBLITZ
                                                        ----------------------
                                                        Maxwell E. Bublitz
                                                        President


                                             CONSECO EQUITY SALES, INC.

                                             By:        /s/ D. BRUCE JOHNSTON
                                                        ---------------------
                                                        D. Bruce Johnston
                                                        President

                              CONSECO SERIES TRUST
                        PLAN OF DISTRIBUTION AND SERVICE
                   PURSUANT TO RULE 12B-1 UNDER THE INVESTMENT
                               COMPANY ACT OF 1940

                                   SCHEDULE A

SERIES                                               ANNUAL FEE
------                                               ----------
Conseco 20 Focus Portfolio                           0.25%
Equity Portfolio                                     0.25%
Balanced Portfolio                                   0.25%
High Yield Portfolio                                 0.25%
Fixed Income Portfolio                               0.25%
Government Securities Portfolio                      0.25